CONSENT OF INDEPENDENT AUDITOR

I I, TUJIAN LIAO, hereby consent to the inclusion in this Offering Statement of Arte Consulting Inc. on Form 1-A of my Independent Auditor's Report dated June 26, 2026, relating to the balance sheet of Arte Consulting Inc. as of May 31, 2026, and the related statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for the period from April 29, 2026 (inception) to May 31, 2026, and the related notes to the financial statements, which report appears in this Offering Statement.

/s/ TUJIAN LIAO

Hong Kong

June 26, 2026